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NEWS RELEASE                                                           READ-RITE
                                                                       ---------

FOR IMMEDIATE RELEASE
---------------------

CONTACTS:           Read-Rite Corporation              Kekst and Company
                    Steve Polcyn                       Andrea Bergofin
                    408-956-2217                       Todd Fogarty
           Media:   Jerry Parrott                      212-593-2655
                    408-956-2400


               READ-RITE SHIPS 10 MILLIONTH MAGNETORESISTIVE HEAD
                 AS MARKET CONTINUES SHIFT TOWARD NEW TECHNOLOGY

MILPITAS, CA -- March 11, 1997 -- Read-Rite Corporation (NASDAQ: RDRT) announced today that it has reached the 10 million milestone in shipments of magnetoresistive (MR) recording heads and has successfully ramped up MR production at state-of-the-art facilities in Fremont, California and at Read-Rite SMI, its joint venture in Osaka, Japan.

         Addressing the Morgan Stanley Semiconductor & Systems Conference today in Laguna Niguel, California, Cyril J. Yansouni, chairman and chief executive officer, said, "Over the past three quarters, Read-Rite MR recording heads have been used in four major customer programs, including both desktop computer and high-end server applications."

         Recording heads "read" and "write" information from and to a computer's hard drive. "The key advantage of magnetoresistive, or MR, recording heads over inductive technology is that the 'read' element and the 'write' element can be designed separately. With MR, we can separately optimize the 'read' element for maximum sensitivity, which makes possible higher areal densities, and optimize the 'write' element for the best writing performance. The end result is better performance, whether the end-user has a laptop or a server," explained Ralph Patterson, senior vice president, research and development. "Advanced inductive thin-film heads have one element that both reads and writes. This leads to design compromises and ultimately limits the potential to continue moving to higher areal densities."

          Mr. Yansouni said that he expects demand for rapidly increasing disk-drive capacity to continue into the future. "Disk-drive capacity doubles every 18 months," he said, "and Read-Rite is very aggressive in investing in the research and technology to enable us to maintain that pace."

         "We are making good progress with our development of the Giant MR technology that we believe will ultimately replace MR, much as MR is currently replacing advanced inductive," he said.

         Read-Rite's Giant MR technology includes "spin valve" and "perpendicular-to-the-plane Giant MR" (Cpp-GMR). The company's Cpp-GMR sensor, developed in conjunction with Lawrence Livermore National Laboratory, was recognized by Research & Development Magazine as an R&D 100 Award recipient in 1996. The company said that this sensor is an ultra-high-density magnetic sensor with the potential to increase hard disk information storage capacity significantly beyond that of conventional MR.

         Read-Rite Corporation is the world's leading independent manufacturer of recording heads, head gimbal assemblies (HGAs) and head stack assemblies
(HSAs) for disk drives and magnetoresistive heads for quarter-inch-cartridge tape drives. The company is headquartered in Milpitas, California and has operations in Thailand, Malaysia, The Philippines and Singapore. Read-Rite also has a strong presence in Japan through Read-Rite SMI Corporation, its joint venture with Sumitomo Metal Industries, Ltd. Read-Rite employs some 20,000 people. The company's home page on the World Wide Web can be reached at www.readrite.com.

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